Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Balanced Portfolio	Omnicom Group Inc.	4/18/2012	JPM	ING Financial Markets
ING Balanced Portfolio	Anheuser-Busch InBev Worldwide	7/11/2012	Deutsche Bank Securities, Inc.	ING Capital LLC
ING Balanced Portfolio	Anheuser-Busch InBev Worldwide Inc.	7/11/2012	Bank of America Securities LLC	ING Capital LLC
ING Balanced Portfolio	Anheuser-Busch InBev Worldwide Inc.	7/11/2012	J.P. Morgan Securities, Inc.	ING Capital LLC
ING Balanced Portfolio	METLIFE INC	8/8/2012	BARC	ING Financial Markets
ING Balanced Portfolio	JPMORGAN CHASE & CO	8/13/2012	JPM	ING Financial Markets
ING Balanced Portfolio	GENERAL ELECTRIC CO	10/1/2012	BARC	ING Financial Markets LLC
ING Balanced Portfolio	GENERAL ELECTRIC CO	10/1/2012	CITI	ING Financial Markets LLC
ING Balanced Portfolio	BARCLAYS BANK PLC	11/14/2012	BARC	ING BANK NV
ING Balanced Portfolio	HSBC USA INC	12/13/2012	HSBC	ING Financial Markets LLC